Exhibit 99.1

PRESS RELEASE

Date: June 29, 2009	Information:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email: donna@cubicenergyinc.com

Cubic Energy, Inc. Received Notices from Wells Fargo

and NYSE Amex, LLC

DALLAS, TX — Cubic Energy, Inc. (NYSE Amex:QBC) (“Cubic” or the “Company”) announced that on Monday, June 29, 2009, it received a letter from Wells Fargo Energy Capital, Inc. (the “Lender”) informing the Company that the Lender has made a redetermination of the borrowing base, which reduced the borrowing base from $20.0 million to $7.5 million, requiring a payment of $12.5 million from the Company to the Lender.  Through waiver, the Lender has extended the due date for the full payment due until September 1, 2009, and the Company has the right to pay the deficiency in five monthly installments as provided in the Credit Agreement.

The Company also received a letter on Friday, June 26, 2009 from NYSE Amex, LLC (the “Exchange”) stating that the Exchange believes that the Company is not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide as the Company has sustained losses or its financial condition has become impaired to the extent that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meets its obligations as they mature.  The Company intends to submit a plan to the Exchange by July 27, 2009 detailing how it intends to regain compliance with Section 1003(a)(iv) by December 28, 2009.  If the Company does not submit a plan, the plan is not accepted, the Company does not make progress consistent with an accepted plan, or the Company is not in compliance with the continued listing standards by December 28, 2009, the Company is subject to delisting proceedings.  The Company would be entitled to appeal a determination by the Exchange to initiate delisting proceedings.

Calvin Wallen III, CEO for the Company, states “Cubic is currently working to restructure its debt with a business model that can service future debt and growth. Our intention is to remedy both deficiencies through this business model to restructure our debt and raise capital for the exploitation of our assets in the Haynesville Shale.  As indicated in previous Press Releases, resource evaluations made by the Company’s third party engineers and the data collected by the Company with respect to wells drilled on and around our acreage; we believe the resource potential of our Haynesville Shale is approximately 200-220 Bcfe of free gas, and approximately 60 Bcfe recoverable, per square mile.  For the Company, that equates to 1.3 Tcfe of free gas and 390 Bcfe of recoverable gas in the Haynesville Shale alone.  We intend to meet Wells Fargo’s request and present an acceptable plan to the NYSE Amex, LLC in a timely manner.”

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”, “project”, “expect”, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, the ability to meet NYSE Amex, LLC standards, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.